U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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Duck Creek Technologies, Inc. (Name of Registrant as Specified in its Charter)

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Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
December 28, 2021
Dear Stockholder:
You are cordially invited to attend Duck Creek Technologies, Inc.’s Annual Meeting of Stockholders on Tuesday, February 22, 2022, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2022.
The matters to be acted on at the Annual Meeting of Stockholders are described in the enclosed notice and proxy statement.
We realize that you may not be able to attend the Annual Meeting of Stockholders and vote your shares at the meeting. However, regardless of your meeting attendance, we need your vote. We urge you to ensure that your shares are represented by voting in advance of the meeting on the Internet or via a toll-free telephone number, as instructed in the Notice Regarding the Internet Availability of Proxy Materials, or if you have elected to receive a paper or e-mail copy of the proxy materials, by completing, signing and returning the proxy card that is provided. If you decide to attend the Annual Meeting of Stockholders, you may revoke your proxy at that time and vote your shares at such meeting.
We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Michael Jackowski
Michael Jackowski
Chief Executive Officer

Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, FEBRUARY 22, 2022
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Duck Creek Technologies, Inc. (the “Company”) to be held on Tuesday, February 22, 2022, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2022.
At the Annual Meeting, stockholders will be invited to consider and vote upon the following matters:
1.
Election of three Class II directors to serve for a three-year term of office expiring at the 2025 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2022;
3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and
4.	Any other matter that properly comes before the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The board of directors has fixed the close of business on December 27, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive office at 22 Boston Wharf Road, Floor 10, Boston, MA 02210. The stockholder list will also be available online during the Annual Meeting. Your vote is very important to the Company and all proxies are being solicited by the board of directors. So, whether or not you plan on attending the Annual Meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning a proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on February 21, 2022.
By Order of the Board of Directors,

/s/ Jason Wright
Jason Wright
Chairman of the Board
December 28, 2021
Boston, Massachusetts

Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
General
This proxy statement is furnished to stockholders of Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, February 22, 2022, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2022. This solicitation of proxies is made on behalf of our board of directors. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 (the “Annual Report”).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on Tuesday, February 22, 2022
Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Internet Availability of Proxy Materials (the “Internet Notice”) to certain of our stockholders of record. We are also sending a paper copy of the proxy materials and proxy card to other stockholders of record who have indicated they prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Internet Notice. Such Internet Notice, or this proxy statement and proxy card or voting instruction form, as applicable, is being mailed to our stockholders on or about December 28, 2021.
Stockholders will have the ability to access the proxy materials on the website referred to in the Internet Notice or may request to receive a paper copy of the proxy materials by mail or electronic copy by electronic mail on a one-time or ongoing basis. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice.
The Internet Notice will also identify the date, time and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain instructions to attend the virtual meeting and vote in person at the virtual meeting, should stockholders choose to do so.
What Are You Voting On?
You will be asked to vote on the following proposals at the Annual Meeting:
1.
Election of three Class II directors to serve for a three-year term of office expiring at the 2025 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2022;
3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, also known as the “say-on-frequency” proposal; and
4.	Any other matter that properly comes before the Annual Meeting.

Who Can Vote?
Only holders of record of shares of our common stock as of the close of business on the record date, December 27, 2021 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of common stock entitles the holder thereof to one vote. Your shares of common stock may be voted at the Annual Meeting, or any adjournment or postponement thereof only, if you are present in person at the virtual meeting or your shares are represented by a valid proxy.
Difference between a Stockholder of Record and a “Street Name” Holder
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below under the heading “Voting Your Shares.”
Quorum
At the close of business on the Record Date, there were 134,121,488 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:
•	Are present in person at the virtual Annual Meeting; or
•	Have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see below under “— Broker Non-Votes.”
Voting Your Shares
The Annual Meeting will be held entirely online this year. You may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the proxy card or the Internet Notice mailed to you.
Alternatively, if you received a paper copy of your proxy card, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Deadline for Submitting Your Proxy on the Internet or by Telephone
Internet and telephone voting will close at 11:59 p.m., Eastern Time, on February 21, 2022. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the voting instruction form forwarded by your broker, bank, trust or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. Please submit your vote in advance even if you plan to attend the Annual Meeting.
Voting at the Annual Meeting
If you plan to attend the Annual Meeting, you may vote during the virtual meeting. Please note that if your shares are held in “street name” and you wish to vote during the meeting, you must obtain a proxy issued in your name from your broker, bank or other street name holder. Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions to vote your shares in advance of the Annual Meeting. Please see the important instructions and requirements below under “— Attendance at the Annual Meeting.”
Changing Your Vote
As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Secretary, Duck Creek Technologies, Inc., at our principal executive office at 22 Boston Wharf Road, Floor 10, Boston, MA 02210, (ii) duly submitting a later-dated proxy over the Internet, by mail, or if applicable, by telephone, or (iii) attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.
If You Receive More Than One Proxy Card or Internet Notice
If you receive more than one proxy card or Internet Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Internet Notice you receive.
How Your Shares Will Be Voted
Shares represented by proxies that are properly executed and returned, and not revoked, will be voted as specified. YOUR VOTE IS VERY IMPORTANT.
If You Do Not Specify How You Want Your Shares Voted
If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:
•	FOR the election of each of the three nominees for Class II directors;
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2022; and
•	ONE YEAR as the frequency of future stockholder advisory votes on the compensation of our named executive officers.
In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on director elections or the say-on-frequency proposal.
Votes Required
The following table summarizes the voting requirements and the effects of broker non-votes and “withhold” votes or abstentions on each of the proposals to be voted on at the Annual Meeting:
	Proposals	Required Vote	Effect of Broker Non-Votes	Effect of Withhold Votes or Abstentions
1.	Election of Directors	Plurality of votes cast for each nominee	None	None
2.	Ratification of Independent Registered Public Accounting Firm	Majority of the shares present and entitled to vote	Not applicable	Against
3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers	The option of “One Year,” “Two Years,” or “Three Years” that receives the highest number of votes from the holders of shares present and entitled to vote	None	None
Inspector of Election
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
Attendance at the Annual Meeting
You may attend the Annual Meeting, as well as vote and submit questions during the Annual Meeting, by visiting http://www.virtualshareholdermeeting.com/DCT2022. You will need your unique control number, which appears in the Internet Notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our board of directors currently consists of nine members. In accordance with our amended and restated certificate of incorporation our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors is designated as follows:
•	The Class II directors are Julie Dodd, Roy Mackenzie and Francis Pelzer, and their terms will expire at the Annual Meeting; and
•	The Class III directors are William (Bill) Bloom, Kathleen (Kathy) Crusco and Michael Jackowski, and their terms will expire at the 2023 annual meeting of stockholders; and
•	The Class I directors are Charles Moran, Stuart Nicoll and Jason Wright, and their terms will expire at the 2024 annual meeting of stockholders.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, is elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our amended and restated certificate of incorporation. Any increase or decrease in the number of directors are distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Class II Director Nominees for Election – Term Expiring 2025
The current term of the Class II directors will expire at the Annual Meeting. Our board of directors nominated each of Julie Dodd, Roy Mackenzie and Francis Pelzer for re-election at the Annual Meeting as a Class II director to hold office until the annual meeting of stockholders to be held in 2025 and until his or her successor is duly elected and qualified or until his earlier death, resignation or removal. Julie Dodd was initially recommended to the nominating and corporate governance committee as a director nominee by a third-party search firm. Roy Mackenzie was initially designated as a director nominee by Apax Partners, L.P. (collectively, with its affiliates, “Apax”). The nominees have consented to serve a term as Class II directors. Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, subject to the terms of the Stockholders’ Agreement, the board of directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of directors on the board of directors. See “Certain Relationships and Transactions – Stockholders’ Agreement” for additional information regarding the Stockholders’ Agreement.
Below is a biography of each of the Class II directors standing for re-election at the Annual Meeting:
Julie Dodd
Julie Dodd, 52, has served as a member of the Company’s board of directors since January 2021. From 2007 to April 2020, Ms. Dodd held several leadership roles at Ultimate Software, a cloud-based HR applications development company, including the roles of chief operating officer, chief services officer and senior vice president/general manager of workplace services. Prior to joining Ultimate Software, Ms. Dodd provided consulting services on process improvement and technical project management. From 2002 to 2005, she held various executive positions with Ceridian Corporation. Ms. Dodd has served on the board of directors of Molecula Corporation, a big data and analytics company, since April 2020. She also serves on the board of directors of Storable, provider of the self-storage industry’s most comprehensive technology platform, since April 2021. Ms. Dodd serves on the board and the executive committee for Feeding South Florida, a food bank in Florida. Ms. Dodd holds a B.S. in business administration and marketing from University of Illinois Urbana-Champaign. We believe that Ms. Dodd is qualified to serve on our board of directors due to her extensive technology industry and business advisory experience.
Roy Mackenzie
Roy Mackenzie, 50, has served as a member of the Company’s board of directors since April 2016. Since January 2003, Mr. Mackenzie has held roles at Apax, most recently serving on the Investment Committee and as a member of the Tech & Telco investment team. Mr. Mackenzie has served on the board of directors of KAR Auction Services, Inc. (NYSE: KAR) since June 2020 and also serves as a director of Trade Me Ltd and Vyaire Medical, Inc.

He served as a director of Sophos Group PLC from May 2015 to March 2020 and also previously served as director King Digital Entertainment plc, Exact Software NV, Epicor Software, Inc., and NXP Semiconductors NV. Prior to joining Apax, Mr. Mackenzie held roles at McKinsey & Company from 1993 to 1995 and then again from 1999 to 2000, where he specialized in the technology sector. Mr. Mackenzie holds an M.B.A. from Stanford Graduate School of Business and a Master of Engineering from Imperial College, London. We believe that Mr. Mackenzie is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
Francis Pelzer
Francis Pelzer, 51, has served as a member of the Company’s board of directors since March 2019. Mr. Pelzer has served as the executive vice president and chief financial officer of F5 Networks (Nasdaq: FFIV) since 2018. Prior to F5 Networks, Mr. Pelzer served as the president and chief operating officer of the cloud business group at SAP Software Solutions from December 2014 until May 2018. Prior to SAP, Mr. Pelzer served as chief financial officer of Concur Technologies from May 2010 until it was acquired by SAP in 2014. Mr. Pelzer serves on the board of directors of Benefitfocus, Inc. (Nasdaq: BNFT) and Modumetal, Inc. Mr. Pelzer received a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Pelzer is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
Required Vote
Each director will be elected by a plurality of the votes of the shares present in person, or represented by proxy, and entitled to vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ABOVE
NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO THE BOARD.
Class I and III Directors Continuing in Office
Below are biographies of the directors continuing in office:
William Bloom
William (Bill) Bloom, 58, has served as a member of the Company’s board of directors since October 2021. Mr. Bloom most recently served as Executive Vice President of Technology, Data & Analytics, Claims, and Operations at The Hartford Financial Services Group, Inc. (NYSE: HIG) from August 2014 until October 2021. He also previously served as Executive Vice President-Insurance Operations at The Travelers Cos., Inc. (NYSE: TRV), President-Global Client Services at ExlService Holdings, Inc. (Nasdaq: EXLS), Vice President for Talcott Resolution Life Insurance Co., and Partner to the Financial Services Practice at Accenture Ltd. Mr. Bloom received a B.S. from the State University of New York at Albany. We believe that Mr. Bloom is qualified to serve on our board of directors due to his extensive insurance technology industry and business advisory experience.
Kathleen Crusco
Kathleen (Kathy) Crusco, 56, has served as a member of the Company’s board of directors since February 2020. Ms. Crusco served as the Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held provider of digital experience applications for banking and low-code application development platform solutions, from December 2017 to January 2020. Prior to Kony, Inc., Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions, Inc., a business management software company where she served as Senior Vice President and Chief Financial Officer from May 2007 to November 2010, then as Executive Vice President and Chief Financial Officer. Ms. Crusco also spent five years at Polycom, including serving as Vice President of Worldwide Finance. Ms. Crusco has been a member of the board of directors of Calix Inc. (NYSE: CALX) since September 2017 and Poly (NYSE: PLT) (formerly Plantronics, Inc.) since August 2018. Ms. Crusco was previously a member of the board of directors of QAD, Inc. (Nasdaq: QADA) from December 2019 to November 2021 and a member of the board of directors of Mitchell International, Inc. from December 2013 to May 2018. Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. We believe that Ms. Crusco is qualified to serve on our board of directors due to her extensive financial leadership and strategy management experience.

Michael Jackowski
Michael Jackowski, 52, has served as a director and Chief Executive Officer of the Company since August 2016, and was a managing partner at Accenture (NYSE: ACN) from September 2011 to August 2016. Prior to joining Accenture, Mr. Jackowski held several leadership roles at The Allstate Corporation (NYSE: ALL) from 2004 until 2011, including the role of senior vice president of technology and operations. Prior to joining Allstate, Mr. Jackowski served as a managing partner for Accenture’s global claims and underwriting practice in the financial services group from 1992 until 2004. Mr. Jackowski received a B.A. from Iowa State University in Electrical Engineering.
Charles Moran
Charles Moran, 66, has served as a member of the Company’s board of directors since November 2016. Mr. Moran was the founder and served as the chief executive officer and president and Chairman of Skillsoft Plc from 1998 until December 2015. Prior to Skillsoft, Mr. Moran was the president and chief executive officer of National Education Training Group, Inc. from 1995 until 1997. Mr. Moran served as the chief financial officer and chief operations officer of Softdesk, Inc. from 1993 until 1994. Mr. Moran currently serves on the board of directors of Intapp Inc. (Nasdaq: INTA), Manhattan Associates, Inc. (Nasdaq: MANH), and Commvault Systems, Inc. (Nasdaq: CVLT), and currently serves as an advisor to multiple private equity firms. Mr. Moran has previously served as a director of Clarivate PLC (NYSE: CLVT), Skillsoft Plc (NYSE: SKIL), Higher One Holdings, Inc. and Workgroup Technology Corporation. Mr. Moran holds a B.S. from Boston College and an M.B.A. from Suffolk University. We believe that Mr. Moran is qualified to serve on our board of directors due to his extensive experience in the technology industry and his sales and marketing experience.
Stuart Nicoll
Stuart Nicoll, 55, has served as a member of the Company’s board of directors since August 2016. Mr. Nicoll has served as the senior managing director of Corporate Development for Accenture plc (NYSE: ACN) since 2009 and has worked for Accenture since 1997. Prior to Accenture, Mr. Nicoll started his career at KPMG International Limited in audit and transaction services roles before serving in a commercial director role at Electronic Data Systems. Mr. Nicoll received a B.A. in business administration from Manchester Metropolitan University and is a member of the Institute of Chartered Accountants in England and Wales. We believe that Mr. Nicoll is qualified to serve on our board of directors due to his extensive experience in accounting, finance and corporate development.
Jason Wright
Jason Wright, 50, has served as a member of the Company’s board of directors since April 2016 and currently serves as the Chairman. He has held roles at Apax since 2000, and is a partner on the Tech & Telco investment team. He currently serves on the board of directors of Paycor, Inc. (Nasdaq: PYCR), ECi Software Solutions, Inc., Verint Systems Inc. (Nasdaq: VRNT) and Tivit Terceirização De Processos Serviços e Tecnologia S.A. He has previously served on the board of directors of RealPage, Inc. (Nasdaq: RP), Aptos Technology Inc., Exact Holding B.V., TriZetto Corporation, Epicor Software Corporation, Paradigm Holdings Inc., Plex Systems, Inc., Planview, Inc. and Spectrum Labs, Inc. Prior to joining Apax, Mr. Wright served in a variety of roles at GE Capital from 1995 to 1998, including principal investing on behalf of GE Ventures. Previously, he worked at Accenture designing and implementing systems for the financial services and pharmaceutical industries. Mr. Wright serves on the Graduate Executive Board of the Wharton School of the University of Pennsylvania and is a Trustee of the Apax Foundation. He is Chairman Emeritus and a current board member of the Opportunity Network, an education-focused charity in New York City. Mr. Wright received a B.A. in Economics from Tufts University and an MBA in Finance from the Wharton School of the University of Pennsylvania. We believe that Mr. Wright is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
General Information About the Board of Directors
Transition from Controlled Company
Prior to November 13, 2020, funds advised by Apax and Accenture plc, a public limited company incorporated in Ireland (collectively, with its affiliates, “Accenture”), together owned more than 50% of our combined voting power and accordingly, we were considered a “controlled company,” Under the listing standards of The Nasdaq Stock

Market LLC (the “Nasdaq Listing Rules”). Upon the completion of a secondary offering on November 13, 2020 by Apax and Accenture, we ceased to be a controlled company under the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company that ceases to be a controlled company is required to transition, over a period of 12 months, away from using certain “controlled company” exemptions to the corporate governance requirements of Nasdaq.
Accordingly, we have a majority of independent directors on our board of directors. Each of our compensation committee and nominating and corporate governance committee has been composed entirely of independent directors since prior to November 12, 2021 (within one year of the date on which we ceased to be a “controlled company”).
We are party to a Stockholders’ Agreement, dated as of August 14, 2020, among the Company, Apax and Accenture (the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, we are required to take all necessary action to cause our board of directors to include individuals designated by Apax and Accenture for so long as Apax and/or Accenture own shares of our common stock in excess of certain ownership thresholds. Apax and Accenture, individually, are required to vote all of their shares, and take all other necessary actions, to cause our board of directors to include the individuals designated as directors by Apax and Accenture (as applicable). See “Certain Relationships and Transactions—Stockholders’ Agreement.”
Director Attendance at Board, Committee and Annual Meetings
Our board of directors held five meetings during the fiscal year ended August 31, 2021. Each incumbent director serving during fiscal 2021 attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of committees of which such director was a member.
Our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the Company’s 2021 annual meeting of stockholders.
Director Independence
To qualify as “independent” under the Nasdaq Listing Rules, a director must meet certain objective criteria set forth in the Nasdaq Listing Rules, and our board of directors must affirmatively determine that such director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. Among other things, the Nasdaq independence criteria include that the director not be our employee and not have engaged in various types of business dealings with the Company. Our board of directors has determined that William Bloom, Kathy Crusco, Julie Dodd, Charles Moran, and Francis Pelzer are “independent directors” as defined under the Nasdaq Listing Rules. In making these determinations, our board of directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the Nasdaq Listing Rules, in the case of members of the audit committee and compensation committee, our board of directors also made an affirmative determination that independent members of such committees also satisfy separate independence requirements and current standards imposed by the SEC and Nasdaq for audit committee members and compensation committee members.
Family Relationships
Other than Charles Moran, a director of the Company, and his son-in-law, Eugene Van Biert Jr., Chief Revenue Officer of the Company, there are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our board of directors does not have a formal policy regarding the combination of the roles of Chairman of the Board and Chief Executive Officer because the board of directors believes that it is in the best interests of the Company to have the flexibility to determine, from time to time, whether the positions should be held by the same person or by separate persons. The board of directors believes that it is currently in the best interest of our stockholders that the Chairman role be held by Jason Wright. This leadership structure allows for Michael Jackowski to focus on, among other things, executing our strategic plans and overseeing day-to-day operations. Meanwhile, in his capacity as Chairman, Mr. Wright can focus on leading the board of directors, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately. The board of directors believes that the current separation of the Chairman and Chief Executive Officer allows the Company to benefit from the knowledge and leadership of two experienced business veterans and is advantageous to independence, oversight and objectivity.
The board of directors may reconsider this leadership structure from time to time based on the leadership needs of our board of directors and the Company at any particular time. The nominating and corporate governance committee evaluates on an ongoing basis whether the board of director’s leadership structure is appropriate to effectively address the evolving needs of the Company’s business and the long-term interests of our stockholders. The committee then makes recommendations to the board of directors concerning the board’s leadership structure, including whether the roles of Chairman and Chief Executive Officer should be separated or combined.
Board’s Role in Risk Oversight
Our management is responsible for identifying risks facing our Company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure.
The audit committee reviews and discusses with management and the Company’s auditors, as appropriate, the Company’s major financial risk exposures, including with respect to cybersecurity, and the steps taken by management to monitor and control these exposures.
The compensation committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.
The nominating and corporate governance committee oversees and reviews the Company’s major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management.
In addition, the board of directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings which are designed to give the board of directors regular updates about our business. The board of directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter which we have posted on our website at www.duckcreek.com, and each committee charter satisfies the Nasdaq Listing Rules and the applicable rules of the SEC.
Audit Committee
The audit committee, among other things:
•
reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial reporting process and internal controls;
•
has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	reviews the Company’s program to monitor compliance with the Company’s code of business conduct and ethics;
•	reviews and approves in advance related party transactions in accordance with the Company’s related person transactions policy; and
•	prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
The members of the audit committee are Francis Pelzer (Chair), Kathy Crusco and Julie Dodd. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Listing Rules require that our audit committee be composed entirely of independent members. Our board of directors has affirmatively determined that each committee member is independent for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq Listing Rules. Our board of directors has determined that each director appointed to the audit committee can read and understand fundamental financial statements, in accordance with applicable requirements, and our board of directors has determined that Francis Pelzer qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee held seven meetings in the fiscal year ended August 31, 2021.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee, among other things:
•
makes recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors and the suitability of proposed nominees as directors;

•	makes recommendations to the board of directors regarding the size and composition of the board of directors and its committees;
•	advises our board of directors with respect to the corporate governance principles applicable to the Company; and
•	oversees the evaluation of our board of directors and management.
The nominating and corporate governance committee works with the board of directors to determine the appropriate mix of characteristics, skills and experience for the board of directors as a whole and for individual directors. In evaluating the suitability of individuals for board of directors membership, the nominating and corporate governance committee takes into account many factors. These include: whether the individual meets various independence requirements; the individual’s general understanding of the varied disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and markets; professional expertise and educational background; and other factors that promote diversity of views and experience. The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recruiting and recommending a slate of directors that can best perpetuate the Company’s success and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.
The members of the nominating and corporate governance committee are Kathy Crusco (Chair), William Bloom and Charles Moran. Our board of directors has affirmatively determined that each committee member is an independent director as defined by the Nasdaq Listing Rules. The nominating and corporate governance committee held two meetings in the fiscal year ended August 31, 2021.
Compensation Committee
The compensation committee, among other things:
•	oversees the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans;

•
reviews and approves corporate goals and objectives relevant to executive officer compensation, evaluates executive officer performance in light of those goals and objectives, and determines, or makes recommendations to the board of directors with respect to executive officer compensation based on that evaluation;

•
reviews and approves the terms of any severance or termination arrangements with any executive officer and reviews perquisites or other personal benefits to the Company’s executive officers and directors; and

•	evaluates the appropriate level of compensation for service on our board of directors and committees by non-employee directors.
The members of the compensation committee are Charles Moran (Chair), Kathy Crusco and Julie Dodd. Our board of directors has affirmatively determined that all committee members are independent directors as defined by the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3(b)(3) under the Exchange Act. The compensation committee held four meetings in the fiscal year ended August 31, 2021.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code of business conduct and ethics is posted on our website at www.duckcreek.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, or any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Stockholder Communications with the Board of Directors
Stockholders of the Company wishing to communicate with the board of directors or an individual director may send a written communication to the board of directors or such director at the following address:
c/o Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
Attn: Secretary
The Secretary will review each communication, and will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In connection with this responsibility, the audit committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the independent auditors. The audit committee approves all audit engagement fees and terms associated with the retention of the independent auditors.
As a matter of good corporate governance, the board of directors is requesting our stockholders to ratify the audit committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2022. KPMG LLP has served as our independent registered public accounting firm since 2017. The audit committee and the board of directors believe that the continued retention of KPMG LLP as our independent auditors is in the best interests of the Company. The audit committee carefully considered the selection of KPMG LLP as our independent auditors. The audit committee charter requires the audit committee to periodically consider whether the independent audit firm should be rotated. In addition to evaluating rotation of the independent auditors, the audit committee oversees the selection of the new lead audit partner and the audit committee chair participates directly in the selection of the new lead audit partner.
If the stockholders do not ratify the selection, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and our stockholders.
Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.
Required Vote
Approval by the affirmative vote of the holders of a majority of the shares of common stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2022.
Fees Billed by the Principal Accountant
The following table sets forth all fees billed for professional audit services and other services rendered by KPMG LLP for each of the years ended August 31, 2021 and 2020:
	2021	2020
	(in thousands)
Audit Fees(1)	$1,970	$1,502
Audit-Related Fees	—	—
Tax Fees(2)	35	—
All Other Fees	—	—
Total	$2,005	$1,502
(1)
Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports, services rendered in connection with SEC registration statements and services that are normally provided by KPMG LLP, such as comfort letters, in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees for professional services rendered for tax compliance and tax advice.

Audit Committee Pre-Approval Policy
Our audit committee is responsible for approving all audit, audit-related and certain other services specified in its charter. Because our audit committee was not formed until August 7, 2020, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. The audit committee reviews and, in its sole discretion, approves the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Company and such auditors. In compliance with the policies and procedures set forth in the audit committee charter, the audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of independent auditors and any other registered public accounting firm to render services to the Company.

AUDIT COMMITTEE REPORT
The audit committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended August 31, 2021, with our management and with our independent registered public accounting firm, KPMG LLP. In addition, the audit committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee also discussed with KPMG LLP the written disclosures and the independence letter from KPMG LLP required by the applicable requirements of the PCAOB.
Based on the audit committee’s review of the audited consolidated financial statements and the review and discussions described in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended August 31, 2021, be included in the Annual Report.
Audit Committee
Francis Pelzer (Chair)
Kathy Crusco
Julie Dodd
The above Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2021 by:
•	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	Each of our directors;
•	Each of our named executive officers; and
•	All of our current executive officers and directors as a group.
The percentage ownership information is based on 135,747,635 shares of common stock outstanding as of November 30, 2021, which for purposes of the table below includes any shares of unvested restricted stock that are held by such individual or entity over which such individual or entity has voting rights.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after November 30, 2021, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Name of beneficial owner	Number of outstanding shares beneficially owned	Percentage of beneficial ownership
5% Stockholders
Apax(1)	31,606,952	23.3%
Accenture(2)	21,071,302	15.5%
Kayne Anderson Rudnick Investment Management, LLC(3)	14,925,591	11.0%
Named Executive Officers and Directors
Michael Jackowski(4)	1,886,064	1.4%
Vincent Chippari(5)	447,665	*
Matthew Foster(6)	735,712	*
Eugene Van Biert(7)	415,021	*
Eva F. Harris (formerly Huston)(8)	73,385	*
Anirban Dey(9)	437,196	*
William Bloom(10)	4,297	*
Kathy Crusco(11)	71,350	*
Julie Dodd(12)	7,163	*
Roy Mackenzie	—	—
Charles Moran(13)	24,596	*
Stuart Nicoll(14)	12,000	*
Francis Pelzer(15)	147,822	*
Jason Wright	—	—
All current executive officers and directors as a group (15 persons)	3,914,983	2.9%
*	Represents beneficial ownership of less than 1%.
(1)
Information is based on a Schedule 13D/A filed with the SEC on Feburary 12, 2021. Represents shares of common stock held by Disco (Guernsey) Holdings L.P. Inc., Disco (Guernsey) GP Co. Limited is the general partner of Disco (Guernsey) Holdings L.P. Inc., and Apax VIII GP Co. Limited holds all of the ordinary shares of Disco (Guernsey) GP Co. Limited. The registered address for Apax VIII

GP Co. Limited is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ. The registered address for each of Disco (Guernsey) Holdings L.P., Inc. and Disco (Guernsey) GP Co. Limited is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP. Does not include shares of common stock held by other stockholders that are subject to the Stockholders’ Agreement.
(2)
Information is based on a Schedule 13D/A filed with the SEC on Feburary 9, 2021. Represents shares of common stock held by Accenture LLP and Accenture Holdings BV (the “Accenture Holdings BV Shares”), each of which is an indirect wholly-owned subsidiary of Accenture plc, which has sole voting and dispositive power over all such shares. The address for Accenture LLP is c/o Accenture LLP, 161 North Clark Street, Chicago, Illinois, 60601. The address for Accenture Holdings BV is c/o Accenture Holdings BV, Gustav Mahlerplein 90, 1082MA, Amsterdam, Netherlands. The address for Accenture plc is 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Does not include shares of common stock held by other stockholders that are subject to the Stockholders’ Agreement.

(3)
Information is based on a Schedule 13G/A filed with the SEC on March 10, 2021. Kayne Anderson Rudnick Investment Management, LLC has (i) sole voting and dispositive power with respect to 4,892,722 shares of common stock and (ii) shared voting and dispositive power with respect to 10,032,869 shares of common stock. Virtus Investment Advisers, Inc. has shared voting and dispositive power with respect to 10,032,869 shares of common stock. Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, has shared voting and dispositive power with respect to 8,694,221 shares of common stock. The address for each of these entities is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California, 90067.

(4)
Consists of (i) 1,721,726 shares of common stock, including restricted stock, held by Mr. Jackowski and (ii) 164,358 shares of common stock subject to options held by Mr. Jackowski that are exercisable within 60 days of November 30, 2021.

(5)
Consists of (i) 355,625 shares of common stock, including restricted stock, held by Mr. Chippari and (ii) 92,040 shares of common stock subject to options held by Mr. Chippari that are exercisable within 60 days of November 30, 2021.

(6)
Consists of (i) 643,672 shares of common stock, including restricted stock, held by Mr. Foster and (ii) 92,040 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of November 30, 2021.

(7)
Consists of (i) 344,981 shares of common stock, including restricted stock, held by Mr. Van Biert and (ii) 70,040 shares of common stock subject to options held by Mr. Van Biert that are exercisable within 60 days of November 30, 2021.

(8)	Consists of 73,385 shares of common stock, including retsricted stock, held by Ms. Harris.
(9)
Consists of (i) 363,733 shares of common stock, including restricted stock, held by Mr, Dey and (ii) 73,463 shares of common stock subject to options held by Mr. Dey that are exercisable within 60 days of November 30, 2021. Mr. Dey is a former executive officer as of August 2021.

(10)	Consists of 4,297 shares of common stock, including retsricted stock, held by Mr. Bloom
(11)
Consists of (i) 54,284 shares of common stock, including restricted stock, held by Ms. Crusco and (ii) 17,066 shares of common stock subject to options held by Ms. Crusco that are exercisable within 60 days of November 30, 2021.

(12)	Consists of 7,163 shares of common stock, including restricted stock, held by Ms. Dodd.
(13)
Consists of (i) 22,494 shares of common stock, including restricted stock, held by Mr. Moran and (ii) 2,102 shares of common stock subject to options held by Mr. Moran that are exercisable within 60 days of November 30, 2021.

(14)	Consists of 12,000 shares of common stock held by Mr. Nicoll.
(15)
Consists of (i) 127,028 shares of common stock, including restricted stock, held by Mr. Pelzer and (ii) 20,794 shares of common stock subject to options held by Mr. Pelzer that are exercisable within 60 days of November 30, 2021.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.
To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to the Reporting Persons were satisfied, with the exception of (i) Ms. Crusco and Messrs. Chippari, Dey, Fitzgerald, Foster, Jackowski, Moran, Pelzer, Van Biert and Wilson, with respect to shares acquired by each on February 2, 2021 upon the satisfaction of a performance condition associated with previously awarded restricted share units in Disco Topco Holdings (Cayman) L.P. that converted into unvested restricted shares in connection with the Company’s IPO; (ii) Mr. Van Biert, with respect to shares he sold on April 16, 2021; and (iii) Mmes. Crusco, Dodd, Harris and Townsend and Messrs. Bloom, Chippari, Foster, Jackowski, Moran, Pelzer, Vaidyanathan, Van Biert and Winter, with respect to shares granted to each person on October 27, 2021 pursuant to the Company’s 2020 Omnibus Incentive Plan. Form 4 reports were subsequently filed to report each transaction.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee

Charles Moran (Chair)
Kathy Crusco
Julie Dodd

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion and Analysis provides information about the components of our executive compensation program for the following:
Name	Position Held with the Company
Mike Jackowski	Chief Executive Officer
Vincent Chippari	Chief Financial Officer
Matthew Foster	Chief Operating Officer
Eugene Van Biert, Jr.	Chief Revenue Officer
Eva F. Harris (formerly Huston)	Chief Strategy Officer
Anirban Dey	Former Chief Product and Technology Officer
We refer to these executive officers collectively as the “NEOs” in this Compensation Discussion and Analysis and the accompanying compensation tables
This Compensation Discussion and Analysis provides an overview of the elements of our executive compensation philosophy, the overall objectives of our executive compensation program, and the elements that comprise that program. Finally, it analyzes how the Compensation Committee arrived at the specific compensation policies and practices involving our NEOs during fiscal year 2021.
Executive Compensation Philosophy and Objectives
Executive compensation is a vital tool to attract and retain top talent and ensure that our corporate goals are being met successfully. These compensation programs should be fair, competitive and reward the achievement of our strategic, financial, and operational objectives. Accordingly, we have designed our executive compensation program to achieve the following primary objectives:
•	provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a talented team of executive officers
•	integrate pay with the Company’s annual and long-term performance goals
•	encourage behaviors that are in the best interests of our customers, shareholders and the goals of the organization, and
•	reinforce our culture.
Compensation-Setting Process
Role of the Compensation Committee, Senior Management and Compensation Consultant
The Compensation Committee is responsible for overseeing our executive compensation program and for determining the compensation of our executive officers, including the NEOs. In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes recommendations that it believes further our philosophy or align with developments in best compensation practices.
In the first quarter of each fiscal year, the Compensation Committee reviews the compensation of our executive officers, decides whether to make any adjustments to their base salaries, confirms an executive bonus plan, including the corporate performance measures and objectives used to determine their annual cash bonuses for the current fiscal year, and whether to approve any equity awards. In addition, at that time, the Compensation Committee evaluates the performance of the Company, as well as the individual performance of each executive officer.
The Compensation Committee seeks the input of our CEO when discussing the performance of and compensation for our executive officers, including the other NEOs other than the CEO. Our CEO reviews the performance of all executive officers annually and presents to the Compensation Committee his conclusions and other input as to their compensation, including base salary adjustments, cash bonus payouts, and equity awards. The Compensation Committee uses this input as one factor in its deliberations to determine the compensation of our executive officers, as well as working with the CFO and Chief People Officer in evaluating the retention implications of our executive compensation plans.
The Compensation Committee may, from time to time, engage an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program. When engaged, the compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement on a periodic basis.
Comparative Market Data
To assist the Compensation Committee during its annual review of the competitiveness of compensation, Exequity prepared a comparative market data analysis on compensation practices, as well as guidance on industry practices. They selected 19 U.S. publicly traded companies with a Global Industry Classification Standard (GICS) industry classification of application software. These selected companies have revenues between $100 million and $700 million and market capitalization between $460 million and $13 billion. At the time our peer group was determined for fiscal year 2021, Duck Creek’s revenue was at the 40th percentile and market capitalization was at the 67th percentile. Below is a list of the companies in our peer group for fiscal year 2021:
Fiscal Year 2021 Peer Group Companies
Agilysys, Inc.	ChannelAdvisor Corporation	Model N, Inc.
American Software, Inc.	Cornerstone OnDemand, Inc.	nCino, Inc.
AppFolio, Inc.	Dynatrace, Inc.	PagerDuty, Inc.
Benefitfocus, Inc.	Ebix, Inc.	PROS Holdings, Inc.
Bill.com Holdings, Inc.	Everbridge, Inc.	Upland Software, Inc.
BlackLine, Inc.	Guidewire Software, Inc.
Cerence, Inc.	Majesco
Notes: (i) Majesco was taken private in 2020 and will no longer be included in the peer group starting in fiscal year 2022, (ii) nCino, Inc. and PROS Holdings, Inc. were additions to the peer group for fiscal year 2021.
Executive Compensation Program Elements
The following describes each element of our executive compensation program.
Base Salary
Each of our NEOs received a fixed base salary in an amount determined in accordance with the executive’s employment agreement. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each NEO’s base salary for fiscal year 2021 is listed below:
Named Executive Officer	Fiscal Year 2020 Base Salary ($)	Fiscal Year 2021 Base Salary* ($)	Increase ($)
Mike Jackowski	668,211	671,000	2,739
Vincent Chippari	401,232	416,228	14,996
Matthew Foster	445,000	448,210	2,233
Eugene Van Biert, Jr.	295,293	304,288	8,365
Eva F. Harris (formerly Huston)	350,000	350,000	0
Anirban Dey	340,763	356,063	15,300
*	All fiscal year 2021 base salaries first became effective on December 1, 2020.

Annual Cash Incentive Plan
Each of our NEOs is entitled to receive an annual cash incentive bonus based on achievement of performance goals established by our board of directors. For each fiscal year, our board of directors determines the amount of a bonus pool, which is used to determine the annual cash incentive bonus that each of our NEOs receives. Annual cash incentive bonuses are designed to motivate our executive officers to meet our strategic business and financial objectives generally and our annual financial performance targets in particular. We anticipate continuing to provide our NEOs with an opportunity to earn an annual cash incentive bonus, based on individual and company goals. Each NEO’s cash incentive percentage for fiscal year is listed below:
Named Executive Officer	Fiscal Year 2020 Target Bonus/Commission Opportunity (% of Base Salary)	Fiscal Year 2021 Base Target Bonus/Commission Opportunity (% of Base Salary)
Mike Jackowski	50	50
Vincent Chippari	50	50
Matthew Foster	40	50
Eugene Van Biert, Jr.	100	100
Eva F. Harris (formerly Huston)	50	50
Anirban Dey	50	50
Performance Metrics
In fiscal year 2021, the bonuses of our executive officers, including the NEOs, who participated in our bonus plan were based on the performance of our Company during fiscal year 2021 as measured against the following pre-established corporate financial and operational metrics, which the board of directors deemed to be critical to enhancing stockholder value:
•
SaaS Annual Recurring Revenue (ARR), which we calculate by annualizing the recurring subscription revenue recognized in the last month of the measurement period. We believe SaaS ARR provides important information about our ability to acquire new subscription SaaS customers and to maintain and expand our relationship with existing subscription SaaS customers.

•	Revenue, as reported under GAAP and which indicates achievement of overall revenue plans.
•
Profit, as measured by Adjusted EBITDA, which we define as net loss before interest expense, net; other income (expense), net; provision for income taxes; depreciation of property and equipment; amortization of intangible assets; share-based compensation expense; and the change in fair value of contingent consideration. We believe Adjusted EBITDA provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations.

•	Board Discretion, which reflects the Board’s assessment of achievement of various other financial and operational goals and objectives.
The weighting, target and achieved performance goals for each of these metrics were as follows in fiscal year 2021:
Metric	Weighting (%)	Target ($, in millions)	Achievement vs. Target (%)	Payout (%)*
SaaS ARR	30	131.8	103	33
Revenue	25	253.0	103	27
Adjusted EBITDA	20	5.5	306	30
Board Discretion	25	—	—	28
Total	100	—	—	118
*
For SaaS ARR and Revenue, the payout percentage is 0% at 85% achievement and below and 1.5x target at achievement of 115%. Achievement between 85% and 115% is calculated pro rata, with 100% of payout at 100% achievement. For Adjusted EBITDA, the payout percentage is 0% at 75% achievement and below and 1.5x target at achievement of 125%. Achievement between 85% and 115% is calculated pro rata, with 100% of payout at 100% achievement. The Adjusted EBITDA factor was capped at 1.5x target in fiscal year 2021.

Fiscal Year 2021 Bonus Decisions
In addition to the Company performance factor calculated above, all employees, including our NEOs, receive individual performance ratings that impact the amount earned on an individual basis. After the conclusion of fiscal year 2021, the Compensation Committee evaluated our financial and operational performance and determined that a Company Performance Factor of 118% was appropriate. The Compensation Committee also reviewed performance ratings and approved cash bonuses for the applicable Named Executive Officers as follows:
Named Executive Officer	Bonus Target (% of Salary)	Company Performance Factor (%)	Employee Rating Factor (%)	Fiscal Year 2021 Bonus Paid (% of Salary)	Cash Bonus ($)
Mike Jackowski	50	118	100	59	395,890
Vincent Chippari	50	118	110	65	272,755
Matthew Foster	50	118	110	65	290,888
Eugene Van Biert, Jr.	100	118	100	118	361,693
Eva F. Harris (formerly Huston)	50	118	100	59	206,500
Anirban Dey	50	118	0	0	0
Equity Compensation
Equity Incentive Plan
In connection with the various reorganization transactions that occurred concurrently with the IPO (the “Reorganization Transactions”), the Company adopted the Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan (the “Plan”) to provide additional incentives to selected officers, employees, non-employee directors, independent contractors and consultants, to strengthen their commitment to the Company and to attract and retain competent and dedicated persons who are essential to the success of the Company’s business. The maximum number of shares of the Company’s common stock reserved for issuance under the Plan is 18,000,000 shares. This reserve will automatically increase on January 1st of each calendar year, prior to the tenth anniversary of the effective date of the Plan, by an amount equal to the lesser of (i) 4% of the number of shares of common stock issued and outstanding on December 31st of the preceding year and (ii) an amount determined by the Plan administrator. The shares available for issuance are subject to adjustment in the event of a stock split, stock dividend or other defined changes in the Company’s capitalization.
Class D Unit Conversion and Stock Option Grant
Prior to the IPO, our NEOs held Class D Units of Disco Topco Holdings (Cayman), L.P., the predecessor of the Company, which were “profits interests” for U.S. federal income tax purposes and entitled the holder to participate in the future appreciation of Disco Topco Holdings (Cayman), L.P. from and after the date of grant of the applicable Class D Unit. The Class D Units were subject to certain performance-based vesting requirements based on a return received by Apax equal to one to four times their investment in Disco Topco Holdings (Cayman), L.P. Fifty percent of the Class D Units also vested based on each NEO’s continued employment with the Company in equal quarterly installments over a four-year period beginning on August 1, 2016 for Michael Jackowski and Matthew Foster and September 19, 2016 for Vincent Chippari. The remaining fifty percent vested based on each NEO’s continued employment with the Company through the date on which the performance-based vesting requirements were met.
At the time of the IPO, all Class D Units, including those held by our NEOs, were converted into restricted stock awards of the Company based on the implied fair market value of the Class D Units at the IPO price. The restricted stock awards were granted pursuant to the terms of the Plan and remained subject to the same service-based and performance-based vesting requirements that applied to the Class D Units. As a result of the IPO and the Reorganization Transactions, the performance-based vesting requirements relating to certain restricted stock awards were met and such awards vested and became unrestricted common stock of the Company. The remaining unvested awards held by our NEOs as of the end of the 2020 fiscal year are set forth in the “Outstanding Equity Awards at Fiscal Year End for 2020” table below.
At the time of the IPO, holders of Class D Units, including our NEOs, also received a number of stock options to acquire common stock of the Company under the Plan. The number of stock options received by each holder of Class D Units was the amount necessary to preserve such holder’s share of appreciation in the Company. The stock options are subject to the same service-based and performance-based vesting requirements that applied to the Class D Units. The number of stock options held by our NEOs as of the end of the 2020 fiscal year is set forth in the “Outstanding Equity Awards at Fiscal Year End for 2020” table below.
On January 13, 2021, the compensation committee of our board of directors approved a change to the performance-based vesting requirements that applied to the restricted stock awards and stock options received by former holders of Class D Units. The compensation committee determined that (i) 50% of the unvested performance-based awards would vest on the earlier of (a) the date that the performance-based vesting requirements are achieved with respect to such awards and (b) the nine-month anniversary of the IPO and (ii) the remaining 50% of the unvested performance-based awards would vest on the earlier of (a) the date that the performance-based vesting requirements are achieved with respect to such awards and (b) the eighteen-month anniversary of the IPO.
Grant of New Restricted Stock Awards and Future Equity Awards
At the time of the IPO, certain of our employees, including our NEOs, received an additional grant of restricted stock awards under the Plan. The new restricted stock awards vest in equal annual installments over four years following the grant date. According to the typical grant cycle, management and director grants are awarded in October of each year, during our first fiscal quarter. However, for fiscal year 2021, no grant actually occurred during the fiscal year (during the period from September 1, 2020 to August 31, 2021), because the prior year grants were pulled forward into August 2020 to be issued in conjunction with the IPO. Thus, the grants that would have ordinarily been made during fiscal year 2021, were made instead in fiscal year 2020, and were included in the proxy statement filed for fiscal year 2020. The next grants of equity awards to our employees, including our NEOs, were made in October 2021, during fiscal year 2022.
Health, Welfare and Retirement Benefits
All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan and do not offer any defined benefit pension plans for our employees.
In addition, we provide other employee welfare and benefit programs to our executive officers, including the NEOs, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation arrangements for our employees.
Other Compensation Policies
Compensation Recovery Policy
In August 2020, we adopted a clawback policy (the “Clawback Policy”). The Clawback Policy provides that in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material non-compliance with any financial reporting requirement under the securities laws, then our board of directors or, if so designated by our board of directors, our Compensation Committee shall have the discretion to recoup a portion of any incentive-based compensation that has been paid or distributed to any current or former executive officer of the Company as determined by the board of directors during the clawback period (i.e., the three-year period preceding the publication of the restated financials), to the extent such incentive-based compensation paid or distributed was in excess of what would have been paid under the restated financials. The Clawback Policy is applicable to all incentive-based compensation, including cash and equity-based compensation, that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. Finally, our board of directors has the right under the Clawback Policy to determine, in its sole discretion, the method for recouping any such incentive-based compensation that may be recoverable under the policy which may include, without limitation, (i) requiring reimbursement of cash incentive-based compensation previously paid to the covered executive officer, (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based incentive compensation, (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the covered executive officer, (iv) cancelling outstanding vested or unvested equity-based incentive compensation, and/or (v) taking any other remedial and recovery action permitted by law, as determined by our board of directors.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain specified executive officers, including a public corporation’s chief executive officer, chief financial officer and each of the three other most highly compensated executive officers whose compensation is required to be disclosed to stockholders under the Exchange Act.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

SUMMARY COMPENSATION TABLE
The following table summarizes the total compensation paid to or earned by each of our NEOs in fiscal year 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Michael Jackowski, Chief Executive Officer	2021	671,000	—	—	—	395,890	18,246	1,085,136
	2020	668,211	—	2,683,989	1,365,998	436,150	17,946	5,172,294
	2019	655,416	—	—	—	290,880	17,646	963,942
Vincent Chippari, Chief Financial Officer	2021	416,228	—	—	—	272,755	18,246	707,229
	2020	401,232	200,000	1,050,651	764,957	262,665	17,946	2,697,451
	2019	387,783	—	—	—	194,737	17,646	600,166
Matthew Foster, Chief Operating Officer	2021	448,210	—	—	—	290,888	18,246	757,344
	2020	445,977	—	1,030,860	764,957	256,376	17,946	2,516,116
	2019	435,663	—	—	—	166,813	17,646	620,122
Eugene Van Biert, Jr., Chief Revenue Officer	2021	304,288	—	—	—	361,694	18,246	684,227
	2020	295,923	—	849,987	610,124	394,604	10,674	2,161,312
	2019	287,160	—	—	—	255,505	11,419	554,084
Eva F. Harris (formerly Huston), Chief Strategy Officer	2021	350,000	—	—	—	206,500	17,795	574,295
	2020	29,667	—	1,000,225	—	0	6,257	1,036,149
	2019	0	—	—	—	0	0	0
Anirban Dey, Former Chief Product and Technology Officer	2021	356,063	—	—	—	—	372,766	728,829
	2020	340,763	—	—	—	193,599	17,487	551,848
	2019	332,608	—	—	—	147,685	47,083	527,377
(1)
The amounts reported in these columns constitute the aggregate grant date fair value of each stock award or option award, as applicable, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report.

(2)
The 2021 amounts reported in this column represent the annual performance-based cash bonus earned by the NEO with respect to fiscal year 2021 performance. For more information relating to these bonuses, see the section entitled “Compensation Discussion & Analysis—Elements of Compensation—Annual Cash Incentive Plan,” above.

(3)
The 2021 amounts reported in this column represent a 401(k) matching contribution of $17,400 for each NEO other than Mr. Dey and $13,031 for Mr, Dey and life insurance premiums paid by the Company equal to $846 for each NEO other than Ms. Harris (formerly Huston) and Mr. Dey, $395 for Ms. Harris and $245 for Mr. Dey. Mr. Dey’s employment with the Company was terminated on August 18, 2021. Pursuant to an Agreement and General Release of Claims, dated as of September 3, 2021, entered into between Duck Creek Technologies, LLC and Mr. Dey, Mr. Dey received a separation payment of $359,490, which is included in this column.

GRANTS OF PLAN-BASED AWARDS TABLE
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael Jackowski		—	$335,500	$671,000	—	—	—	—	—	—	—
Vincent Chippari		—	$210,350	$420,700	—	—	—	—	—	—	—
Matthew Foster		—	$224,105	$448,210	—	—	—	—	—	—	—
Eugene Van Biert, Jr.		—	$306,520	$459,780	—	—	—	—	—	—	—
Eva F. Harris (formerly Huston)		—	$175,000	$350,000	—	—	—	—	—	—	—
Anirban Dey		—	$178,032	$356,063	—	—	—	—	—	—	—
(1)
The amounts shown represent the target and maximum amount of potential cash bonus award provided for under the annual cash incentive plan. The target amounts are equal to 50% of each NEO’s base salary (100% for Mr. Van Biert) as set forth in each NEO’s employment agreement. The maximum amounts represent the greatest payout that could have been made if the pre-established performance targets were exceeded. Under each NEO’s employment agreement, the maximum amount payable was equal to 100% of each NEO’s base salary (150% for Mr. Van Biert). The annual cash incentive plan does not provide for a threshold amount.

Agreements with our Named Executive Officers
Each of our NEOs is a party to a written employment arrangement. The material terms of each of those arrangements is described below. For a description of the compensation actually paid to the NEOs for fiscal year 2021, please refer to the “Summary Compensation Table,” above.
Each of our NEOs has also entered into a restrictive covenants agreement with Duck Creek Technologies LLC, which provides that, during the course of each NEO’s employment and for the one-year period following termination of his or her employment for any reason, each NEO will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, Duck Creek Technologies LLC or its affiliates. The restrictive covenants agreement further provides that each NEO may not disclose any proprietary, trade secret or confidential information involving Duck Creek Technologies LLC or its affiliates and will assign all applicable intellectual property rights to them.
Employment Agreement with Michael Jackowski
Mr. Jackowski and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on August 1, 2016. Mr. Jackowski’s agreement provides that he will serve as Chief Executive Officer and President of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Jackowski is entitled to receive an initial annual base salary of $648,145, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 50% of his then-current base salary (up to a maximum of 100%), based on the achievement of predetermined and reasonably attainable performance goals. The agreement provides Mr. Jackowski with a group life insurance policy in the amount of $1.5 million. Mr. Jackowski is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Jackowski’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Jackowski for “good reason” (as described below), and Mr. Jackowski executes a general release of claims, then he will receive (i) an amount equal to the sum of his then-current annual base salary and target annual bonus, payable in 12 equal monthly installments following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination (the “Pro-Rated Bonus”), (iii) reimbursement of the employer contributions for 12 months of continued health coverage costs payable in four quarterly installments following the termination date (“Continued Medical Coverage”) and (iv) 12 months of outplacement services not to exceed $20,000. If Mr. Jackowski’s employment is terminated due to his death or disability he will receive the Pro-Rated Bonus and Continued Medical Coverage. For purposes of the agreement, “good reason” means, in summary, (a) a material reduction in Mr. Jackowski’s title, duties, authorities and responsibilities measured in the aggregate, (b) a material reduction of his annual base salary or target bonus opportunity as a percentage of base salary, (c) relocation of his primary work location from the Chicago, Illinois metropolitan area or (d) a failure by a successor of Duck Creek Technologies LLC to assume the employment agreement, in each case subject to written notice and an opportunity by Duck Creek Technologies LLC to cure any event which constitutes good reason.
Employment Agreement with Vincent Chippari
Mr. Chippari and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on September 19, 2016. Mr. Chippari’s agreement provides that he will serve as Chief Financial Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Chippari is entitled to receive an initial annual base salary of $370,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 50% of his then-current base salary (up to a maximum of 100%), based on the achievement of predetermined and reasonably attainable performance goals. Mr. Chippari is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Chippari’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Chippari for “good reason” (as described below), and Mr. Chippari executes a general release of claims, then he will receive (i) continued payments of his then-current annual base salary for 12 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination and (iii) a payment of $12,000 in lieu of continued contributions towards health coverage costs (“Health Coverage Payment”). If Mr. Chippari’s employment is terminated due to his death or disability he will receive the Health Coverage Payment. For purposes of the agreement, “good reason” means, in summary, (a) a reduction of his annual base salary or target bonus opportunity as a percentage of base salary, other than a reduction not greater than 10% that applies to all senior executives, (b) a material diminution in his duties or responsibilities as Chief Financial Officer, (c) a change in the his reporting structure that results in him no longer directly reporting to the Chief Executive Officer, (d) a relocation of his primary place of business to a location that is more than 50 miles outside of Boston, Massachusetts or (e) a failure by a successor of Duck Creek Technologies LLC to assume the employment agreement, in each case subject to written notice and an opportunity by Duck Creek Technologies LLC to cure any event which constitutes good reason.
Employment Agreement with Matthew Foster
Mr. Foster and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on August 1, 2016. Mr. Foster’s agreement provides that he will serve as Chief Operating Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Foster is entitled to receive an initial annual base salary of $430,817, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 40% of his then-current base salary (up to a maximum of 80%), based on the achievement of predetermined and reasonably attainable performance goals. The agreement provides Mr. Foster with a group life insurance policy in the amount of $1.5 million. Mr. Foster is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Foster’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Foster for “good reason” (as described below), and Mr. Foster executes a general release of claims, then he will receive (i) continued payments of his then-current annual base salary for 6 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination and (iii) the Health Coverage Payment. If Mr. Foster’s employment is terminated due to his death or disability he will receive the Health Coverage Payment. For purposes of the agreement, “good reason” means, in summary, a material reduction of Mr. Foster’s annual base salary or target bonus opportunity as a percentage of base salary, subject to written notice and an opportunity by Duck Creek Technologies LLC to cure such reduction.

Employment Agreement with Eugene Van Biert, Jr.
Mr. Van Biert and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on November 6, 2016. Mr. Van Biert’s agreement provides that he will serve as Chief Revenue Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Van Biert is entitled to receive an initial annual base salary of $275,000, subject to increase, and is eligible to receive an annual commission with a target amount of 100% of his then-current base salary (up to a maximum of 150%), based on the achievement of goals set out in the Company’s commission plan. Mr. Van Biert is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Van Biert’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Van Biert for “good reason” (as described below), and Mr. Van Biert executes a general release of claims, then he will receive (i) continued payments of his then-current annual base salary for 12 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement) and (ii) the Health Coverage Payment. If Mr. Van Biert’s employment is terminated due to his death or disability he will receive the Health Coverage Payment. For purposes of the agreement, “good reason” means, in summary, a material reduction of Mr. Van Biert’s annual base salary or target commission opportunity as a percentage of base salary, subject to written notice and an opportunity by Duck Creek Technologies LLC to cure such reduction.
Employment Agreement with Eva F. Harris (formerly Huston)
Ms. Harris and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on August 3, 2020. Ms. Harris’s agreement provides that she will serve as Executive Vice President, Chief Strategy Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Ms. Harris is entitled to receive an initial annual base salary of $350,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 50% of her then-current base salary (up to a maximum of 100%), based on the achievement of predetermined and reasonably attainable performance goals. Ms. Harris is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Ms. Harris’s employment is terminated by the employer without “cause” (as defined in the agreement), and Ms. Harris executes a general release of claims, then she will receive (i) continued payments of her then-current annual base salary for 12 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement) and (ii) the Health Coverage Payment. If Ms. Harris’s employment is terminated due to her death or disability she will receive the Health Coverage Payment.
Separation Agreement with Anirban Dey
Mr. Dey and Duck Creek Technologies LLC, a subsidiary of the Company, entered into a separation agreement and release on August 18, 2021. Mr. Dey’s agreement provides that his employment at Duck Creek Technologies LLC will terminate as of August 18, 2021. Pursuant to the agreement, as consideration for Mr. Dey’s entry into a general release of claims, Mr. Dey received a total payment of $359,490, comprised of (i) a severance payment of $347,390, representing 12 months of Mr. Dey’s base salary, and (ii) the Health Coverage Payment. The agreement also provides that for the one-year period following termination of his employment, Mr. Dey will be subject to a limited non-compete and will not solicit employees or consultants of Duck Creek Technologies LLC or its affiliates. The restrictive covenants agreement further provides that Mr. Dey will not disparage Duck Creek Technologies LLC or its affiliates in any way. The agreement supersedes all prior agreements with Mr. Dey, except that any equity awards held by Mr. Dey continue to be governed by the terms of such awards and the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2021
The following table summarizes the number of outstanding equity awards held by each of our NEOs as of August 31, 2021.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael Jackowski	164,358	18,262	—	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	74,555(3)	3,476,511	—	—
	—	—	—	—	—	125,871(4)	5,869,365	—	—
Vincent Chippari	92,040	10,227	—	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	29,185(3)	1,360,885	—	—
	—	—	—	—	—	70,488(4)	3,286,855	—	—
Matthew Foster	92,040	10,227	—	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	28,635(3)	1,335,250	—	—
	—	—	—	—	—	70,488(4)	3,286,855	—	—
Eugene Van Biert, Jr.	70,040	7,782		27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	23,611(3)	1,100,969	—	—
	—	—	—	—	—	53,639(4)	2,501,187	—	—
Eva F. Harris (formerly Huston)	—	—	—	—	—	34,028(3)	1,586,702	—	—
Anirban Dey	73,463	3,325	—	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	15,465(3)	721,133	—	—
(1)
The options listed in this column will fully vest and become exercisable on February 18, 2022, or upon an earlier achievement by Apax of four times its investment, in each case subject to the NEO’s continued employment with the Company through the date on which the vesting requirements are met.

(2)
The amounts reflected in this column reflect the market value of unvested stock awards, determined by multiplying the number of such awards by the market price of our common stock at the close of the last trading day of fiscal year 2021, which was $46.63 per share.

(3)	The stock awards listed here consist of restricted stock awards that will vest in equal annual installments on each of the first three anniversaries of August 14, 2021.
(4)
The stock awards listed here consist of restricted stock awards that will vest on February 18, 2022, or upon an earlier achievement by Apax of four times its investment, in each case subject to the NEO’s continued employment with the Company through the date on which the vesting requirements are met.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Michael Jackowski	—	—	87,787	4,384,238
Vincent Chippari	—	—	64,797	3,070,321
Matthew Foster	—	—	44,789	2,261,068
Eugene Van Biert, Jr.	—	—	49,776	2,358,085
Eva F. Harris (formerly Huston)	—	—	11,342	503,585
Anirban Dey	—	—	85,790	3,793,195
(1)
The value realized upon vesting of restricted stock awards is calculated by multiplying the number of restricted stock awards by the market price of our common stock at the close of the last trading day prior to the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The table below reflects the severance and other benefits that may become payable to our NEOs in connection with (1) an involuntary termination (i.e., a termination without cause or, in the case of Messrs. Jackowski, Chippari, Foster and Van Biert, resignation for good reason) of employment not in connection with a change in control, (2) a change in control of our Company and no termination of employment (assuming that all equity awards will not be assumed or continued or substituted by the successor entity), (3) an involuntary termination of employment immediately following a change in control, and (4) a termination of employment as a result of his or her death or disability, assuming for each of (1), (2), (3) and (4) that the applicable triggering event(s) occurred on August 31, 2021.
Name	Benefit	Involuntary Termination Not in Connection with a Change in Control ($)	Change in Control, No Termination of Employment ($)	Involuntary Termination Immediately Following a Change in Control ($)	Death/Disability ($)
Michael Jackowski	Cash Severance	1,422,390	—	1,422,390	395,890
	Equity Acceleration	1,158,837	6,227,848	7,386,685	—
	Health Benefits	16,981	—	16,981	16,981
	Total	2,598,208	6,227,848	8,826,056	412,871
Vincent Chippari	Cash Severance	693,025	—	693,025	272,755
	Equity Acceleration	453,628	3,487,611	3,941,239	—
	Health Benefits	12,000	—	12,000	12,000
	Total	1,158,653	3,487,611	4,646,264	284,755
Matthew Foster	Cash Severance	514,993	—	514,993	290,888
	Equity Acceleration	445,083	3,487,611	3,932,694	—
	Health Benefits	12,000	—	12,000	12,000
	Total	972,076	3,487,611	4,459,687	302,888
Eugene Van Biert, Jr.	Cash Severance	668,214	—	668,214	361,694
	Equity Acceleration	366,990	2,653,948	3,020,938	—
	Health Benefits	12,000	—	12,000	12,000
	Total	1,047,204	2,653,948	3,701,152	373,694
Eva F. Harris (formerly Huston)	Cash Severance	350,000	—	350,000	—
	Equity Acceleration	528,901	—	528,901	—
	Health Benefits	12,000	—	12,000	12,000
	Total	890,901	—	890,901	12,000
Anirban Dey	Cash Severance	347,490	—	—	—
	Equity Acceleration	966,439	—	—	—
	Health Benefits	12,000	—	—	—
	Total	1,325,929	—	—	—
Please refer to the section entitled “Agreements with our Named Executive Officers,” above, for a description of the cash severance payments and health benefits to be provided to our NEOs, other than Mr. Dey, in connection with certain qualifying terminations of their employment. The cash severance payments payable to each of our NEOs other than Mr. Dey in the event of his or her death or disability represents a lump sum payment of the NEO’s annual bonus, determined based on actual performance, for fiscal year 2021.
For a description of the cash severance payments and health benefits actually provided to Mr. Dey upon his termination of employment, please refer to the section entitled “Agreements with our Named Executive Officers—Separation Agreement with Anirban Dey,” above.
For each of our NEOs other than Mr. Dey, the equity acceleration payments in the event of an involuntary termination of employment not in connection with a change in control represent the value of one tranche of restricted stock awards issued to each NEO at the time of the IPO. The tranche of restricted stock awards that are scheduled to vest on the next applicable vesting date following a termination of each NEO’s employment will fully vest upon his or her involuntary termination of employment with the Company (the “IPO Award Vesting”). The value of such restricted stock awards is based on the closing price of Company common stock of $46.63 on August 31, 2021.

For each of our NEOs other than Mr. Dey, the equity acceleration payments in the event of a change in control with no termination of employment represent the value of each NEO’s restricted stock awards that were converted at the time of the IPO and stock options that were granted at the time of the IPO, which fully vest on February 18, 2022, or upon an earlier achievement by Apax of four times its investment. Such awards will fully vest at the time of a change in control of the Company on August 31, 2021, because such change in control would result in sufficient returns to Apax to meet the performance criteria applicable to such awards (the “Performance Award Vesting”). The value of such restricted stock awards and stock options is based on the closing price of Company common stock of $46.63 on August 31, 2021.
For each of our NEOs other than Mr. Dey, the equity acceleration payments in the event of an involuntary termination of employment immediately following a change in control represent the sum of the value of the IPO Award Vesting and the Performance Award Vesting, based on the closing price of Company common stock of $46.63 on August 31, 2021.
For Mr. Dey, the equity acceleration payments in the event of his involuntary termination not in connection with a change in control represent the value of one tranche of restricted stock awards issued to him at the time of the IPO. The tranche of restricted stock awards that were scheduled to vest on the next applicable vesting date following his termination of employment fully vested upon his termination of employment with the Company on August 18, 2021. The equity acceleration payments also include the value of Mr. Dey’s restricted stock awards that were converted at the time of the IPO and stock options that were granted at the time of the IPO as the service condition with respect to such awards was satisfied at the time of his involuntary termination. The value of such restricted stock awards and stock options is based on the closing price of Company common stock of $42.03 on August 17, 2021.
CEO PAY RATIO
We are providing the following information about the annual total compensation of our employees and the annual total compensation of Michael Jackowski, our Chief Executive Officer (“CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.
For the year ended August 31, 2021, our last completed fiscal year:
•	the median of the annual total compensation of all of our company’s employees (based on the annual total compensation of all our employees, as described below), other than our CEO, was $76,739.07; and
•	the annual total compensation of our CEO was $1,085,136.
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Jackowski, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 14.141 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
•
As of August 31, 2021, our employee population consisted of approximately 1,633 employees, 54% of which are located in the U.S. Our employee population consisted of both full-time and part-time employees.

•
To identify the median employee from our employee population, we compared the on-target compensation, annual salary and target annual bonus, of all of our 888 U.S. employees and comparable earnings of our employees employed outside of the U.S.

DIRECTOR COMPENSATION
The following table summarizes the total compensation paid to or earned by each of our non-affiliated and non-employee directors in fiscal year 2021. Our affiliated and management directors are not separately compensated by the Company for their service on our board of directors. The compensation received by our non-affiliated and non-employee directors consists of quarterly cash fees for their service on our board of directors and annual equity awards, as further described below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jason Wright	—	—	—	—	—	—	—
Roy Mackenzie	—	—	—	—	—	—	—
Domingo Miron(4)	—	—	—	—	—	—	—
Stuart Nicoll	—	—	—	—	—	—	—
Kathy Crusco	56,000	—	—	—	—	—	56,000
Francis Pelzer	60,000	—	—	—	—	—	60,000
Charles Moran	54,667	—	—	—	—	—	54,667
Julie Dodd(5)	25,833	93,783	—	—	—	—	119,616
William Bloom(6)	—	—	—	—	—	—	—
Larry Wilson(7)	46,667	—	—	—	—	—	46,667
(1)	Amounts in this column reflect the cash compensation earned by our non-affiliated and non-employee directors in fiscal year 2021.
(2)
The amounts reported in this column constitute the aggregate grant date fair value of each stock award calculated in accordance with FASB ASC Topic 718. A summary of the assumptions made in the valuation of these awards are included in the notes to our financial statements included in the Annual Report. The amount in this column represents the grant date fair value of 2,181 restricted stock awards issued Ms. Dodd in connection with her appointment as a director on January 15, 2021. As of August 31, 2021, our directors held the following number of outstanding stock awards: Kathy Crusco: 22,987; Francis Pelzer: 66,948; Charles Moran: 14,483; Julie Dodd: 2,181; and Larry Wilson: 14,483. Our director compensation program includes an annual grant of restricted stock in the amount of $150,000 for each non-affiliated and non-employee director. According to the typical grant cycle, management and director grants are awarded in October of each year, during our first fiscal quarter. However, for fiscal year 2021, no grant actually occurred during the fiscal year (during the period from September 1, 2020 to August 31, 2021), because the prior year grants were pulled forward into August 2020 to be issued in conjunction with the IPO. Thus, the grants that would have ordinarily been made during fiscal year 2021, were made instead in fiscal year 2020, and were included in the proxy statement filed for fiscal year 2020. The next grants for non-affiliated and non-employee directors were made in October 2021, during fiscal year 2022.

(3)
As of August 31, 2021, our directors held the following number of outstanding option awards, each with an exercise price per share of $27.00: Kathy Crusco: 39,008; Francis Pelzer: 30,246; Charles Moran: 21,012; and Larry Wilson: 21,012.

(4)	Resigned, effective November 12, 2021.
(5)	Appointed, effective January 15, 2021.
(6)	Appointed, effective October 8, 2021.
(7)	Resigned, effective October 8, 2021.
Pursuant to our director compensation policy, each of our non-affiliated and non-employee directors is eligible to receive the following compensation for service on our board of directors:
•	an annual cash retainer in the amount of $40,000, paid quarterly in arrears;
•	for the chairman of the audit committee, an additional annual cash retainer in the amount of $20,000;
•	for the chairman of the compensation committee, an additional annual cash retainer in the amount of $12,000;
•	for the chairman of the nominating and corporate governance committee, an additional annual cash retainer in the amount of $8,000;
•
for any member of a committee of our board of directors (not including the chairman), an additional cash retainer in the amount of $10,000, $6,000 and $4,000 for each of the audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an annual equity award in the form of service-based restricted stock, with a grant date fair market value of $150,000, vesting in full on the first anniversary of the date of grant; and
•	reimbursement for all reasonable out-of-pocket expenses incurred in connection with service on our board of directors (including affiliated and employee directors).
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the board or the compensation committee. None of the individuals who served on the compensation committee during fiscal 2021 and none of the current members of the compensation committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the compensation committee or who served as members of the compensation committee during fiscal 2021 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.
Prohibitions against Hedging and Pledging
As part of our insider trading policy, all directors, officers and employees of the Company are prohibited from engaging in hedging transactions (such as prepaid variable forward sales contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, we are seeking an advisory vote from our stockholders on how often we should hold an advisory vote to approve our named executive officer compensation. You may vote for every one, two, or three years, or you may abstain from voting.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted annually. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. Our first advisory vote to approve our named executive officer compensation will be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2023.
Vote Required
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years or three years.
Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.
The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive and Director Compensation,” this section describes transactions, or series of related transactions, since September 1, 2020 to which we were a party or will be a party, in which:
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each, a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Secondary Offering
November 2020
On November 13, 2020, Apax and Accenture (together with Apax, the “Selling Stockholders”) completed a registered public secondary offering (the “November 2020 Offering”) of 9,200,000 shares of common stock of the Company, for net proceeds, before expenses, of approximately $365.88 million. The Company did not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. In connection with the November 2020 Offering, the Company entered into an Underwriting Agreement, dated November 10, 2020, by and among the Company, the Selling Stockholders and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the underwriters in the November 2020 Offering.
February 2021
On February 2, 2021, the Company and the Selling Stockholders completed a registered public secondary offering (the “February 2021 Offering”) of 10,350,000 shares of common stock of the Company (including 90,000 shares sold by the Company and the remainder sold by the Selling Stockholders), for net proceeds, before expenses, of approximately $455.44 million. The Company received approximately $2.9 million net proceeds from its sale of 90,000 shares of common stock in the Feburary 2021 Offering, with the Selling Stockholders receiving the remainder of net proceeds. In connection with the February 2021 Offering, the Company entered into an Underwriting Agreement, dated January 28, 2021, by and among the Company, the Selling Stockholders and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the underwriters in the February 2021 Offering.
Stockholders’ Agreement
The Stockholders’ Agreement governs the relationship between the Company, Apax and Accenture, including matters related to our corporate governance, rights to designate directors and additional matters.
The Stockholders’ Agreement provides that for so long as Apax owns at least 40% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate three directors for election to our board of directors; for so long as Apax owns at least 20% but less than 40% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate two directors for election to our board of directors; and for so long as Apax owns at least 10% but less 20% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate one director for election to our board of directors. The Stockholders’ Agreement also provides that for so long as Accenture owns at least 20% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Accenture is entitled to designate two directors for election to our board of directors; and for so long as Accenture owns at least 10% but less than 20% of the outstanding securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Accenture is entitled to designate one director for election to our board of directors.

Pursuant to the Stockholders’ Agreement, the Company will use its best efforts to cause the election of the slate of nominees recommended by our board of directors which, subject to the fiduciary duties of the directors, will include the persons designated by Accenture and Apax in accordance with the Stockholders’ Agreement.
At the current ownership levels, Apax is entitled to designate two directors and Accenture is entitled to designate one director for election to our board of directors. Jason Wright and Roy Mackenzie currently serve on our board of directors as the designees of Apax; and Stuart Nicoll currently serves on our board of directors as the designee of Accenture. In the event that an Apax designee or Accenture designee ceases to serve as a director, Apax or Accenture, as applicable, will be entitled to designate another nominee and the board of directors will fill the vacancy.
Additionally, the Stockholders’ Agreement provides for certain consent rights for each of Apax and Accenture so long as such stockholder owns at least 5% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, including for any increase to the size of our board of directors.
The Stockholders’ Agreement terminates as it relates to each stockholder at such time as such stockholder ceases to own any equity securities of the Company, except for the rights that will survive cessation of ownership of equity securities, including the rights of Apax and Accenture under the Registration Rights Agreement. For a description of the Registration Rights Agreement, see the section entitled “Registration Rights Agreement” below.
Registration Rights Agreement
We are party to that certain registration rights agreement, dated as of August 18, 2020 (the “Registration Rights Agreement”), with Apax, Accenture and certain of our other pre-IPO investors in respect of the shares of common stock held by such holders following the IPO. The registration rights agreement provides these holders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to register shares of our common stock that they hold (which may be fulfilled through a repurchase of such holder’s requested shares with the proceeds of a new issuance of shares). The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.
Demand Rights / Shelf Registration Rights
Subject to certain limitations, each of Apax and Accenture (each a “demand holder”) has the right, by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the registration rights agreement. We will notify the other demand holder within ten business days following receipt of notice of a demand registration from either Apax or Accenture. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten business days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and are required to use our best efforts to cause the registration statement to be declared effective.
Each demand holder is limited to an aggregate of two demand registrations.
We are not required to effect more than one demand registration in any 90-day period following the effectiveness period of the previous demand registration statement, where the effectiveness period is the shorter of 180 days following the effective date of such registration statement and the period when all registrable securities covered thereunder are sold.
In addition, if we are eligible to file a shelf registration statement on Form S-3, each of Apax and Accenture can request that we register their shares for resale on such shelf registration statement or prospectus supplement to a previously filed shelf registration statement.
Piggyback Rights
Holders of registrable shares of common stock under the registration rights agreement are entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us at any time following

February 9, 2021. This piggyback right applies to any registration following February 9, 2021 other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms) or a resale shelf registration statement on Form S-3.
Conditions and Limitations
The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement for an aggregate period of no more than 90 days in any calendar year if we determine, in good faith, that the filing or maintenance of a registration statement would, if not so deferred, materially and adversely affect a then proposed or pending significant business transaction, financial project, acquisition, merger or corporate reorganization. Additionally, in certain circumstances we may withdraw a registration statement upon request by the holder(s) of registrable securities.
Ongoing Relationship with Accenture
We continue to provide certain professional services and software maintenance services to end customers as a subcontractor for Accenture in connection with a master reciprocal subcontractor agreement, entered into by and between the Company and Accenture in 2016. For the fiscal year ended August 31, 2021, we recognized revenue of $0.7 million, relating to services performed in this subcontractor capacity.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written statement of policy regarding transactions with related persons. Our policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then communicate that information to our audit committee, or chair thereof. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement
Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2023 must comply with the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by the Company no later than August 30, 2022. Proposals should be sent to the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2023 any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
A stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the annual meeting of stockholders to be held in 2023 outside the processes of Rule 14a-8 under the Exchange Act must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in Sections 2.15 and 2.16 of the Company’s Amended and Restated Bylaws. To be timely, such written notice must be received by the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210, not earlier than the close of business on October 25, 2022, nor later than the close of business on November 24, 2022. In the event that the annual meeting of stockholders to be held in 2023 is not scheduled to occur within 25 days before or after February 22, 2023 (the anniversary of the Annual Meeting), the written notice must be received by the Company not later than the close of business on the 10th day following (i) the day on which notice of the date of the annual meeting for 2023 is mailed or (ii) the day on which public announcement of the date of such meeting is first made, whichever first occurs.
OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.
By Order of the Board of Directors,

/s/ Jason Wright
Jason Wright
Chairman of the Board
December 28, 2021
Boston, Massachusetts

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64257-P63065 *KEEP THIS PORTION FOR YOUR RECORDS*

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUCK CREEK TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. *Election of Class II Directors*	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Julie Dodd
02) Roy Mackenzie
03) Francis Pelzer

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. *Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.*	▢	▢	▢	▢

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1 and 2 and 1 YEAR on item 3.** *If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.*

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date